EXHIBIT 10.6

TRIPWIRE, INC.

January 27, 2003

Dear Robert McCarthy:

I am pleased to inform you that on January 16, 2003 the Board of Directors of Tripwire, Inc. (“Tripwire”) approved an amendment to your outstanding stock option(s) identified on Exhibit A (the “Option”) as evidenced by a Notice of Grant and/or a Stock Option Agreement (the “Option Agreement”) and approved the payment of additional benefits to you upon your termination under certain circumstances following a corporate transaction (as such term is defined below “Corporate Transaction”) to provide you with additional protection in the event of a Corporate Transaction.

A.	Amendment to your Option(s).

This amendment to your Option(s) provides accelerated vesting of your Option(s) in the event your employment terminates in an involuntary termination (as such term is defined below “Involuntary Termination”) within twelve (12) months following a Corporate Transaction and provides you with an extended period in which to exercise your vested Option shares following such Involuntary Termination. Specifically, upon your Involuntary Termination within twelve (12) months following a Corporate Transaction, all of the shares subject to your Option(s) will become fully vested and to the extent not previously exercised, will become exercisable for fully vested shares. In addition, the shares subject to your Option(s) will remain exercisable until the earlier of (i) the Option expiration date or (ii) the expiration of the twelve (12) month period following your Involuntary Termination.

Accordingly, your Option(s) is (are) hereby amended and the following provisions are hereby incorporated into, and are hereby made a part of the Option Agreement(s) evidencing the Option(s), and such provisions shall be effective immediately. For each Option granted to you the capitalized terms in this Amendment, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement, however, for each Option granted to you under the Tripwire 1998 Stock Option Plan, the term “Service” used below shall have the meaning assigned to “Continuous Status as an Employee, Director or Consultant” in your Option Agreement.

1.    If the Option is to be assumed or otherwise continued by the successor corporation (or the parent thereof) in connection with a Corporate Transaction, then none of the Option Shares shall, in accordance with the Option Agreement, vest on an accelerated basis upon the occurrence of that Corporate Transaction, and Optionee shall accordingly continue, over his or her period of Service following the Corporate Transaction, to vest in the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, upon Optionee’s Involuntary Termination within the twelve (12) month period following such Corporate Transaction, all of the Option Shares shall become fully vested and each Option shall become immediately exercisable for fully vested shares. The Option shall remain so exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the twelve (12) month period measured from the date of the Involuntary Termination.

2.    A Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i)    a merger, consolidation or other similar transaction in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)    the sale, transfer or other disposition of all or substantially all of the Corporation’s’ assets in complete liquidation or dissolution of the Corporation.

3.    An Involuntary Termination shall mean the termination of Optionee’s Service by reason of:

(i)    Optionee’s involuntary dismissal or discharge by the Corporation for reasons other than for Misconduct, or

(ii)    Optionee’s voluntary resignation following (A) a change in Optionee’s position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee’s duties and responsibilities or the level of management to which he or she reports, (B) a reduction in Optionee’s base salary by more than fifteen percent (15%), or (C) a relocation of Optionee’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee’s consent.

For purposes of the foregoing, the term Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

4.    The provisions of Paragraph 1 of Section A of this Amendment shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee’s Service within twelve (12) months after the Corporate Transaction and shall supersede any provisions to the contrary in the Option Agreement. The provisions of this Letter shall also supersede any provisions to the contrary in the Option Agreement concerning the deferred exercisability of the Option.

All rights to the accelerated vesting of the Option shares subject to your Option(s) which is (are) assumed in connection with a Corporate Transaction or other change in control of Tripwire are as set forth in this Letter agreement and the provisions of this Letter agreement shall supersede any other agreements, plans or arrangements, including, without limitation, the provisions of your Option Agreement(s) or offer letter and any attachment or addendum thereto with respect to the accelerated vesting of your Option shares subject to your Option(s) which is (are) assumed in connection with a Corporate Transaction or other change in control of Tripwire. All terms, conditions and limitations applicable to the Option(s) identified in Exhibit A, pursuant to the applicable Option Agreement(s) and as modified by this Letter agreement shall remain in full force and effect and you have no other rights to purchase shares of common stock of Tripwire other than those Option(s).

Please attach a copy of this Letter agreement to your Option Agreement(s) so that you will have a complete record of all the terms applicable to your Option(s).

B.    Severance in the Event of Involuntary Termination Following a Corporate Transaction.

In the event of your Involuntary Termination (as defined in Section A, Paragraph 3 of this Letter “Involuntary Termination”) within twelve (12) months following a Corporate Transaction (as defined in Section A, Paragraph 2 of this Letter), you shall be entitled to the following benefits:

(i)    Severance Payment. Within ten (10) calendar days of the effective date of the your Involuntary Termination you will be paid a lump sum cash payment in an amount equal to six (6) times the sum of (a) your average monthly base salary during the twelve (12) month period immediately preceding the month of your Involuntary Termination, plus (b) one twelfth (1/12) of the amount of any bonus received during the twelve (12) month period immediately preceding the month of your Involuntary Termination. Such payment shall be less all applicable deductions and withholdings.

(ii)    Health Care Coverage. Tripwire shall pay to continue coverage under the Tripwire medical and dental benefit plans for you and your eligible dependents for the six (6) month period beginning on the first day of the first month following the effective date of your Involuntary Termination, upon your and/or your dependent’s election to receive such continued benefit plan coverage pursuant to the federal law known as COBRA. Any other coverage which you and/or your dependents may elect during or after the six (6) month period of Tripwire-paid coverage, pursuant to COBRA, shall be at your sole cost and expense and/or the sole cost and expense of your eligible dependents.

C.    Parachute Payments.

Should one or more benefits under Section A or B of this Letter, or pursuant to any option granted to you subsequent to the date of this Letter, be deemed to constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Tripwire will provide you with a full tax gross-up with respect to your parachute tax liability under Code Section 4999. The amount of such tax gross up will be determined pursuant to the following formula:

X = Y ÷ 1 – (A + B + C), where

X is the total dollar payment (the “Tax Gross-Up”) required to be paid under this Section,

Y is the total excise tax (the “Parachute Tax”) imposed on you pursuant to Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to one or more of the benefits provided you under this Letter, other than the gross up payment, or under any other compensation agreement, arrangement or practice of Tripwire in which you participate,

A is the excise tax rate in effect under Code Section 4999 for such excess parachute payment,

B is the highest combined marginal federal income and applicable state income tax rate in effect for you, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up is paid, and

C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for you for the calendar year in which the Tax Gross-Up is paid.

Within ninety (90) days after each determination is made by the Internal Revenue Service or your tax advisor that you have received a parachute payment for which you are liable for a Parachute Tax, you will identify the nature of such parachute payment to Tripwire and submit to Tripwire the calculation of the Parachute Tax attributable to that payment and the Tax Gross-Up to which you are entitled with respect to such tax liability. Tripwire will pay such Tax Gross-Up to you (net of all applicable withholding taxes, including any taxes required to be withheld under Code Section 4999) within ten (10) business days after your submission of the calculation of such Parachute Tax and the resulting Tax Gross-Up, provided such calculations represent a reasonable interpretation of the applicable law and regulations.

In the event that your actual Parachute Tax liability is determined by a Final Determination to be greater than the Parachute Tax liability taken into account for purposes of the Tax Gross-Up paid to you pursuant to this Letter, then within ninety (90) days following the Final Determination, you will submit to Tripwire a new Parachute Tax calculation based upon the Final Determination. Within ten (10) business days after receipt of such calculation, Tripwire will pay you the additional Tax Gross-Up attributable to such excess Parachute Tax liability.

In the event that your actual Parachute Tax liability is determined by a Final Determination to be less than the Parachute Tax liability taken into account for purposes of the Tax Gross-Up paid to you pursuant to this Letter, then you will refund to Tripwire, promptly upon receipt, any federal or state tax refund attributable to the Parachute Tax overpayment.

For purposes of the foregoing a Final Determination means an audit adjustment by the Internal Revenue Service that is either agreed to by you or your estate or an adjustment that is sustained by a court of competent jurisdiction in a decision with which you concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.

All rights to a gross up payment with respect to your parachute tax liability are as set forth in this Letter agreement and the provisions of this Letter agreement shall supersede any other agreements, plans or arrangements, including, without limitation, the provisions of your Option Agreement or offer letter and any attachment or addendum thereto with respect to a gross up payment relating to your parachute tax liability or any reduction in your benefits that constitute parachute payments within the meaning of Section 280G of the Code.

Should you have any questions concerning this Letter, please direct them to the undersigned.

TRIPWIRE, INC.

By:	/s/ W. Wyatt Starnes
Title:	President & CEO

ACKNOWLEDGMENT

In consideration for the benefits provided in this Letter agreement, the undersigned hereby acknowledges the receipt of this Letter agreement and agrees to all the terms and limitations set forth herein.

/s/ Robert McCarthy
ROBERT MCCARTHY, OPTIONEE

DATED: Feb.12, 2003

EXHIBIT A

Name	Date of Grant	Exercise Price Per Share	Total Number of Option Shares Granted
Robert McCarthy	November 8, 2000	$0.22	20,000
Robert McCarthy	March 18, 2002	$0.75	10,000
Robert McCarthy	January 10, 2000	$0.10	15,000
Robert McCarthy	December 17, 1999	$0.10	75,000